                                                                     EXHIBIT 11


                              DATA DIMENSIONS, INC.
                    CALCULATIONS OF NET INCOME PER SHARE (1)
                                   (Unaudited)

                                    Three Months Ended         Nine Months Ended
                                       September 30,              September 30,
                                   ---------------------     ---------------------
                                      1996        1995          1996        1995
                                   ---------   ---------     ---------   ---------
Actual weighted average shares     3,777,000   2,301,000     3,243,000   2,301,000
outstanding for period

Dilutive common stock options        154,000     187,000       152,000     173,000
using the treasury stock method
                                   ---------   ---------     ---------   ---------

Total shares used in per share     3,931,000   2,488,000(1)  3,395,000   2,475,000
calculations
                                   ---------   ---------     ---------   ---------

Net Income                         $ 211,000   $  56,000     $ 349,000   $ 188,000
                                   ---------   ---------     ---------   ---------

Net income per share (2)           $    0.05   $    0.02(1)  $    0.10   $    0.08(1)
                                   ---------   ---------     ---------   ---------

(1) Adjusted to give effect to a 1 for 3 reverse stock split

(2) Fully diluted earnings per share is not disclosed on the consolidated statement of operations for the three month and nine month periods ended September 30, 1996 and 1995, since it is not more than three percent different from primary earnings per share.












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